EXHIBIT 5

    Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
                                     Lawyers
                                 P. O. Box 2611
                          Raleigh, North Carolina 27601
                               Phone: 919-821-1220
                                Fax: 919-821-6800

                                 April 19, 1999

Capital Bank Corporation
4400 Falls of Neuse Road
Raleigh, NC  27609

Ladies and Gentlemen:

        As counsel for Capital Bank Corporation (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 563,099 shares of its common stock, $0.01 par value (the "Common Stock"), pursuant to the Capital Bank Corporation Incentive Stock Option Plan, Capital Bank Corporation Nonqualified Stock Option Plan, Capital Bank Corporation Deferred Compensation Plan for Outside Directors, Home Savings Bank of Siler City, Inc. SSB 1995 Nonqualified Stock Option Plan and Home Savings Bank of Siler City, Inc. SSB 1995 Incentive Stock Option Plan (collectively, the "Plans"). These securities are the subject of a Registration Statement to be filed by the Company with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to which this opinion is to be attached as an exhibit.

        We have examined the Articles of Incorporation and Bylaws of the Company, the minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion. We also have received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Common Stock pursuant to the Plans. Based on such examination and such certificate it is our opinion that the 563,099 shares of Common Stock of the Company which are being registered pursuant to the Registration Statement, may be legally issued in accordance with the Company's Articles of Incorporation and Bylaws, and when so issued and duly delivered against payment therefor pursuant to the Plans as described in the Registration Statement, such shares will be legally issued, fully paid, and nonassessable.

        The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement that you are about to file with the Securities and Exchange Commission. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under
Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933
Act.

                                Sincerely yours,

                                /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                      MITCHELL & JERNIGAN, L.L.P.


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